Exhibit 10.4

CHAIRMAN OF THE BOARD AGREEMENT

STREAMEX CORP.

This Chairman of the Board Agreement (this “Agreement”) is entered into as of November 18, 2025 (the “Effective Date”), by and between Streamex Corp., a Delaware corporation (the “Company”), and Morgan Lekstrom (the “Chairman”).

1. Appointment and Duties

(a) The Company hereby appoints the Chairman to serve as Chairman of the Board of Directors of the Company (the “Board”). The Chairman shall preside at all meetings of the Board at which the Chairman is present, provide leadership to the Board, and work closely with the Chief Executive Officer, the Head of Engineering, and senior management to ensure effective governance and execution of the Company’s strategy.

(b) The Chairman’s responsibilities shall include, without limitation:

●	Leading Board meetings and executive sessions of independent directors;

●	Overseeing Board governance, composition, and committee leadership, including chairing the Compensation Committee;

●	Advising the CEO and management on strategy, performance, risk oversight, and capital allocation;

●	Serving as a liaison between the Board and executive management;

●	Representing the Company with shareholders, regulators, and key stakeholders, as appropriate.

●	Doing interviews and representing the board and company as needed.

(c) The Chairman shall devote such time and attention as reasonably necessary to fulfill the duties of the role and shall at all times act in good faith and in the best interests of the Company and its shareholders.

2. Term

The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 7 of this Agreement. The Chairman shall serve subject to annual election or re-election by the Company’s shareholders and in accordance with the Company’s bylaws.

3. Compensation

(a) Cash Compensation. The Chairman shall receive the following annual retainers, payable in equal quarterly installments in arrears:

●	Base Board fee: $40,000 USD; and

●	Chairman and Compensation Committee retainer: $99,000 USD.

(b) Equity Compensation. Subject to, and effective only upon, stockholder approval of the Company’s proposal to increase the total number of shares of common stock authorized for issuance under the Company’s 2023 Long-Term Incentive Plan, as amended and in effect (the “Plan”) at the Company’s next annual meeting of stockholders (the “Approval Date”), the Company shall, on the first day of the calendar year immediately following the Approval Date (the “Grant Date”), grant to Chairman under the Plan the following equity awards (comprised of restricted stock award(s) and restricted stock unit(s)), with related award documentation delivered as soon as reasonably practicable thereafter. The Chairman shall be granted 100,000 shares of the Company’s common stock (or equivalent equity awards) under the Company’s Plan, subject to approval by the Board’s Compensation Committee. Such shares shall vest in equal quarterly installments over one (1) year, subject to the Chairman’s continued service.

(c) No Additional Fees. Except as expressly provided in this Section 3, the Chairman shall not be entitled to any other fees, bonuses, severance, or performance-based compensation.

4. Expenses

The Company shall promptly reimburse the Chairman for all reasonable and documented business, travel, lodging, and related expenses incurred in connection with the performance of duties, in accordance with the Company’s expense reimbursement policies.

5. Indemnification and D&O Insurance

The Company shall indemnify the Chairman to the fullest extent permitted by applicable law and the Company’s governing documents. The Company shall also maintain directors’ and officers’ liability insurance coverage for the Chairman during the term of service.

6. Termination

This Agreement may be terminated as follows:

(a) by the Chairman upon thirty (30) days’ prior written notice to the Company;

(b) by the Company at any time, with or without cause, upon written notice; or

(c) automatically upon the Chairman’s death, disability, or failure to be elected or re-elected as a director.

Upon termination, the Chairman shall be entitled to (i) any accrued but unpaid cash retainers and (ii) reimbursement of expenses incurred through the termination date. Treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s equity incentive plan and the applicable award agreements.

7. Independence Acknowledgment

The parties acknowledge that it is the intent of both the Company and the Chairman that the Chairman qualify as an “independent director” under applicable Nasdaq and SEC rules. Accordingly, this Agreement shall be interpreted and administered in a manner consistent with such independence requirements.

8. Confidentiality

The Chairman acknowledges that, during the course of service, the Chairman will receive confidential and proprietary information concerning the Company. The Chairman agrees to maintain strict confidentiality of all such non-public information both during and after the term of this Agreement, except where disclosure is required by law or authorized by the Board.

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law provisions.

10. Miscellaneous

This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, may be amended only by a writing signed by both parties, and may be executed in counterparts (including by electronic signature), each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Streamex Corp.

By:	/s/ Henry McPhie
Name:	Henry McPhie
Title:	CEO

Chairman of the Board

By:	/s/ Morgan Lekstrom
Name:	Morgan Lekstrom